Exhibit 99.1


    American States Water Company Announces Award of Privatization
                Contract for Fort Bragg, North Carolina


    SAN DIMAS, Calif.--(BUSINESS WIRE)--Oct. 1, 2007--American States Water Company (NYSE:AWR) announced today that its American States Utility Services, Inc. ("ASUS") subsidiary has reached an agreement to operate and maintain the water and wastewater systems at Fort Bragg, North Carolina. According to the agreement, the aggregate award of this contract is estimated at more than $575 million over a 50-year period and is also subject to periodic price re-determination adjustments and modifications for changes in circumstances.

    Old North Utility Services, Inc., a wholly-owned subsidiary of ASUS, will furnish all necessary labor, management, supervision, permits, equipment, supplies, materials, transportation and any other incidentals for the complete operation, maintenance, repair, upgrades and improvements to the water and wastewater utility systems. The agreement is subject to the expiration of a 120-day due diligence period during which time the transition will be undertaken.

    Commenting on the awards, Floyd E. Wicks, President and CEO, stated, "The signing of this agreement establishes ASUS as the premier provider of water and wastewater services to the United States military and marks another important continuing milestone in American States Water Company's growth strategy. ASUS currently operates at seven other military bases across the country, and has a number of additional bids outstanding for similar contracts. We look forward to providing other United States military bases with premier water and wastewater services."

    Certain matters discussed in this news release with regard to the Company's expectations may be forward-looking statements that involve risks and uncertainties. The assumptions and risk factors that could cause actual results to differ materially, include those described in the Company's Form 10-Q and Form 10-K filed with the Securities and Exchange Commission.

    American States Water Company is the parent of Golden State Water Company, American States Utility Services, Inc. and Chaparral City Water Company. Through its subsidiaries, AWR provides water service to 1 out of 30 Californians located within 75 communities throughout 10 counties in Northern, Coastal and Southern California (approximately 255,000 customers) and to over 13,000 customers in the city of Fountain Hills, Arizona and a small portion of Scottsdale, Arizona. The Company also distributes electricity to over 23,000 customers in the Big Bear recreational area of California. Through its non-regulated subsidiary, American States Utility Services, Inc., the Company contracts with the U.S. Government and private entities to provide various services, including water marketing and operation and maintenance of water and wastewater systems.


    CONTACT: American States Water Company
             Robert J. Sprowls
             Senior Vice President, Chief Financial Officer,
             Treasurer and Corporate Secretary
             909-394-3600